EX-23.1

SCHWARTZ LEVITSKY FELDMAN LLP
CHARTERED ACCOUNTANTS
TORONTO, MONTREAL, OTTAWA

                                                                      [SLF LOGO]




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Registration Statement on Form SB-2 of our report dated April 8, 2005, except for note A which is dated April 27, 2005, relating to the consolidated financial statements of Perfisans Holdings, Inc., which contains an explanatory paragraph that describes substantial doubt about the Company's ability to continue as a going concern, and to the reference to our firm under the caption "Experts" in the Prospectus.



Toronto, Ontario, Canada                       /s/ Schwartz Levitsky Feldman LLP
May 3, 2005                                          Chartered Accountants




1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663